United States Department of Agriculture	Forest Service	Arapaho and Roosevelt NF	240 West Prospect Fort Collins, CO 80526

Reply to: 2720

Date: DEC 09 1983

Mr. Gerald F. Groswold

President

Winter Park Recreational Association

Box 36

Winter Park, CO 80482

Dear Jerry:

Enclosed is the approved special use for the expanded Winter Park ski area. The original of the special use permit has been hand carried to Sulphur District Ranger, Art Smith, by Steve Amsbaugh. We have retained our copy for our files.

Please note that we have included the lands you requested in the permit. It is our conclusion that this has no environmental effects that have not been previously considered.

Sincerely,

/s/ Raymond O. Benton
RAYMOND O. BENTON Forest Supervisor

Enclosure

cc:

Sulphur RD

[LOGO]

December 8, 1983

Mr. Art Smith, District Ranger

Sulphur Ranger District

U.S. Forest Service

Star Route

Granby, CO 80446

Re: Permit Boundary Map – Additional Modifications to Permit Boundary

Dear Art:

Please accept the Permit Boundary Map as Exhibit A of the new Term Permit for Winter Park/Mary Jane/Vasquez.

The permit boundary line has been altered from the most recent map in the following two locations:

A.	The southern permit boundary line has been amended to conform with the proposed Vasquez Wilderness Study Area boundary. The change eliminates a potential no-mans-land between the wilderness area and our permit boundary. Also, the adjustment places National Forest land within our permit which might enhance our summer program in the future and give us control over a potential avalanche area which might affect some skier terrain.

B.	A portion of the eastern permit boundary line has been adjusted to reflect a boundary line adjustment previously approved on May 15, 1980 by Gray F. Reynolds, Forest Supervisor. This 26.28 acre parcel of land is generally described as lying south and west of Exchange Survey No. 367 near the Winter Park Ski Area Base and including Tract C of Exchange Survey No. 367.

The total revised permit area is now 7,027 acres.

Sincerely,

/s/ Gerald F. Groswold
Gerald F. Groswold President

cc: Raymond O. Benton

William T. Brown

GFG: aef

Winter Park Recreational Association  •   Box 36  •   Winter Park, Colorado 80482   •  (303) 726-5514

PERMITTEE COPY

United States Department of Agriculture Forest Service	a. Record no. (1-2) 70	b. Region (3-4) 02	c. Forest (5-6) 01
TERM SPECIAL USE PERMIT	d. District (7-8) 08	e. Use number (9-12) 4144	f. Kind of use (13-15) 161
Act of March 4, 1915, as amended July 28, 1956, or Act of March 30, 1948 (Ref. FSM 2710)	g. State (16-17) 08	h. County (18-20) 049	k. Card no. (21) 1

Permission is hereby granted to City and County of Denver, Winter Park Recreational Association, as Agent of P.O. Box 36, Winter Park, CO 80482 hereinafter called the permittee, to use subject to the conditions set out below, the following described lands or improvements for the period ending December 31, 2013: an area in portions of sections 4-6, 7-10, 14-17, 20-23, 26-29 and tract 37 in T. 2 S., R. 75 W., 6th P.M. (unsurveyed) as more particularly shown on a map titled Exhibit A, Permit Map, which is attached hereto and made a part of this permit.

This permit is not to exceed 80 acres and is issued for the purpose of: constructing, operating, and maintaining a four-season recreation area including ski lifts and trails, appurtenant structures, and public facilities, as more particularly shown in the Development Plan.

This permit covers the area specifically identified on the map titled Exhibit A, Permit Map, and includes the National Forest System land actually occupied by permitted buildings, lifts, utility lines, and pipelines. The remaining area is covered by a supplemental terminable permit of the same date attached hereto.

1. This use shall be actually exercised at least 365 days each year, unless otherwise authorized in writing.

2. This permit is accepted subject to the conditions set forth herein, and to conditions 19 to 37 attached hereto and made a part of this permit.

PERMITTEE	NAME OF PERMITTEE City and County of Denver through the Winter Park Recreational Association, as Agent	SIGNATURE OF AUTHORIZED OFFICER /s/ Gerald F. Groswold TITLE President	DATE 12/8/83
ISSUING OFFICER	NAME AND SIGNATURE /s/ Raymond O. Benton Raymond O. Benton	TITLE Forest Supervisor	DATE 12/9/83

(CONTINUED ON REVERSE)

3. Development plans; lay-out plans; construction, reconstruction, or alteration of improvements; or revision of lay-out or construction plans for this area must be approved in advance and in writing by the forest supervisor. Trees or shrubbery on the permitted area may be removed or destroyed only after the forest officer in charge has approved, and has marked or otherwise designated that which may be removed or destroyed. Timber cut or destroyed will be paid for by the permittee as follows: Merchantable timber at appraised value; young-growth timber below merchantable size at current damage appraisal value; provided that the Forest Service reserves the right to dispose of the merchantable timber to others than the permittee at no stumpage cost to the permittee, Trees, shrubs, and other plants may be planted in such manner and in such places about the premises as may be approved by the forest officer in charge.

4. The permittee shall maintain the improvements and premises to standards of repair, orderliness, neatness, sanitation, and safety acceptable to the forest officer in charge.

5. This permit is subject to all valid claims.

6. The permittee, in exercising the privileges granted by this permit, shall comply with the regulations of the Department of Agriculture and all Federal, State, county, and municipal laws, ordinances, or regulations which are applicable to the area or operations covered by this permit.

7. The permittee shall take all reasonable precaution to prevent and suppress forest fires.

8. The permittee shall exercise diligence in protecting from damage the land and property of the United States covered by and used in connection with this permit, and shall pay the United States for any damage resulting from negligence or from the violation of the terms of this permit or of any law or regulation applicable to the national forests by the permittee, or by any agents or employees of the permittee acting within the scope of their agency or employment.

9. The permittee shall fully repair all damage, other than ordinary wear and tear, to national forest roads and trails caused by the permittee in the exercise of the privilege granted by this permit.

10. No Member of or Delegate to Congress or Resident Commissioner shall be admitted to any share or part of this agreement or to any benefit that may arise herefrom unless it is made with a corporation for its general benefit.

11. Except as provided in Clause 16 below, upon abandonment, termination, revocation, or cancellation of this permit, the permittee shall remove within a reasonable time all structures and improvements except those owned by the United States, and shall restore the site, unless otherwise agreed upon in writing or in this permit. If the permittee fails to remove all such structures or improvements within a reasonable period, they shall become the property of the United States, but that will not relieve the permittee of liability for the cost of their removal and the restoration of the site.

12. This permit is not transferable. If the permittee through voluntary sale or transfer, or through enforcement of contract, foreclosure, tax sale, or other valid legal proceeding shall cease to be the owner of the physical improvements other than those owned by the United States situated on the land described in this permit and is unable to furnish adequate proof of ability to redeem or otherwise reestablish title to said improvements, this permit shall be subject to cancellation. But if the person to whom title to said improvements shall have been transferred in either manner above provided is qualified as a permittee, and is willing that his future occupancy of the premises shall be subject to such new conditions and stipulations as existing or prospective circumstances may warrant, his continued occupancy of the premises will be authorized by a permit to him, which may be for the unexpired term of this permit or for such new period as the circumstances justify.

13. The permittee may sublease the use of land and improvements covered under this permit and the operation of concessions and facilities authorized; Provided the express written permission of the Forest Supervisor has been secured. The permittee shall continue to be responsible for compliance with all conditions of this permit by persons to whom such premises may be sublet.

14. This permit may be terminated upon breach of any of the conditions herein.

15. If during the term of this permit or any extension thereof, the Secretary of Agriculture or any official of the Forest Service acting by or under his authority shall determine that the public interest requires termination of this permit, this permit shall terminate upon thirty days’ written notice to the permittee of such determination, and the United States shall have the right thereupon to purchase the permittee’s improvements, to remove them, or to require the permittee to remove them, at the option of the United States, and the United States shall be obligated to pay an equitable consideration for the improvements or for removal of the improvements and damages to the improvements resulting from their removal. The amount of the consideration shall be fixed by mutual agreement between the United States and the permittee and shall be accepted by the permittee in full satisfaction of all claims against the United States under this clause: Provided, That if mutual agreement is not reached, the Forest Service shall determine the amount and if the permittee is dissatisfied with the amount thus determined to be due him he may appeal the determination in accordance with the Appeal Regulation (36 C.F.R. 211.20 - 211.37) and the amount as determined on appeal shall be final and conclusive on the parties hereto; Provided further, That upon the payment to the permittee of 75% of the amount fixed by the Forest Service, the right of the United States to remove or require the removal of the improvements shall not be stayed pending final decision on appeal.

16. In case of change of address the permittee shall immediately notify the forest supervisor.

17. In the event of any conflict between any of the preceding printed clauses or any provision thereof and any of the following clauses or any provisions thereof, the following clauses will control.

PERMIT BOUNDARY
PERMIT BOUNDARY
DEVELOPMENT BOUNDARY
EXHIBIT "A"
DEVELOPMENT AREA BOUNDARY MAP
FOR THE TERM SPECIAL USE PERMIT
AND THE SPECIAL USE PERMIT
ISSUED TO THE
WINTER PARK RECREATIONAL ASSOCIATION
DATED JULY 9, 1983

LEGEND
Ski Trail Ability Level
Easier
More Difficult
Most Difficult
Ski Lifts
Terrain Park
Ski Patrol
Restaurant
Parking
WINTER PARK RESORT
ARAPAHO NATIONAL FOREST
ecosign
0 500 1000 1500 2000 2500

MASTER DEVELOPMENT PLAN

Figure 2.1